SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K


                         CURRENT REPORT


                 PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934


        DATE OF EARLIEST REPORTED EVENT - MARCH 24, 1999



                         TELEMETRIX INC.
     (Exact name of Registrant as specified in its charter)




      Delaware              0-14724               59-3453156
(State or other jurisdiction of(Commission      (IRS Employer
incorporation or organization)File Number)  Identification Number)


                         1612 N. OSCEOLA
                    CLEARWATER, FLORIDA 33755
      (Address of Registrant's principal executive offices)


                         (727) 443-3434
      (Registrant's telephone number, including area code)


                         (727) 443-5240
       (Registrant's facsimile number, including area code)


                        ARNOX CORPORATION
  (Former name or former address, if changed since last report)
ITEM 5.
OTHER EVENTS

Name Change, Reverse Split and Increase in Authorized Capital

    On March 31, 1999, Arnox Corporation filed an amendment to its Certificate of Incorporation that (a) changed the name of the corporation to "Telemetrix Inc."; (b) effected a reverse stock split in the ratio of one (1) new share of the $0.001 par value common stock of Telemetrix Inc. ("New Common") for every eleven and one-half (11 1/2) shares of the common stock of Arnox Corporation ("Old Common") currently issued and outstanding; and
(c) increased the authorized capital stock of the corporation to 25,000,000 shares of $0.001 par value common stock and 5,000,000 shares of $0.001 par value preferred stock. Each of the foregoing amendments was approved at a meeting of the corporation's stockholders that was duly called, noticed and held on July 7, 1997.

    No fractional shares of New Common will be issued in connection with the reverse split and all calculations that would result in the issuance of a fractional share will be rounded up to the nearest whole number. In addition, no stockholder who was the beneficial owner of at least 100 shares of Old Common on the date of the Amendment, will receive fewer than 100 shares of the New Common of Telemetrix Inc. in connection with the implementation of the reverse split and all calculations that would result in the issuance of fewer than 100 shares of New Common to such a stockholder will be rounded up to 100 shares. As a result of the amendment, the 3,439,247 issued and outstanding shares of Old Common will be consolidated into approximately 320,000 shares of New Common in Telemetrix Inc.

   The New Common of Telemetrix, Inc. will be listed on the OTC Bulletin Board under the symbol "TLXT" and open for trading on Monday, April 5, 1999. All registered holders of certificates for shares of Old Common will be requested to forward their certificates to the corporation's transfer agent, together with a completed and executed letter of transmittal, in order to receive the shares of Telemetrix Inc. New Common of to which they are entitled.

ITEM 7.
Financial Statements and Exhibits

 (c)   Exhibits.

       3.1 Amendment to the Certificate of Incorporation of Telemetrix Inc. (formerly Arnox Corporation) dated March 22, 1999

  4.1Specimen Certificate for shares of the $0.001 par value
       Common Stock
       of Telemetrix Inc.

                           SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Telemetrix Inc.
April 2, 1999


By:        /s/
Sally A. Fonner, Chief Executive Officer